Exhibit 99.1

Pier 1 Imports Appoints Retail Industry Veteran Jeffrey N. Boyer Executive Vice President and Chief Financial Officer

FORT WORTH, Texas--(BUSINESS WIRE)--June 30, 2015--Pier 1 Imports, Inc. (NYSE:PIR) announced today that Jeffrey N. Boyer, 57, has been named Executive Vice President and Chief Financial Officer, effective July 27, 2015. Mr. Boyer will have responsibility for Pier 1 Imports’ financial operations and accounting, including financial reporting, planning and analysis, accounting, treasury, tax and investor relations. Laura A. Coffey will continue to serve in her role as Executive Vice President and Interim Chief Financial Officer until Mr. Boyer’s appointment becomes effective, at which time she will be named to a separate executive position within the Company.

“Jeff’s financial and operational expertise, including his public company CFO experience, makes him extremely well qualified to lead our finance organization,” stated Alex W. Smith, President and Chief Executive Officer. “His broad retail background, which encompasses real estate, supply chain and IT, will be an asset to us as we continue to drive our financial transformation under Pier 1 Imports’ omni-channel business model. Beyond his professional capabilities, Jeff is a great cultural fit, and we are thrilled to have him join our executive team.”

Mr. Smith continued, “Our Board of Directors, management team and I personally are all tremendously grateful to Laura for her financial acumen, diligence and long-term commitment to Pier 1 Imports during such a critical period for the Company. We look forward to her future contributions as a key member of our executive team for many years to come.”

Mr. Boyer brings more than 35 years of diverse finance experience to Pier 1 Imports. Most recently, he served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer for Tuesday Morning Corporation (Nasdaq:TUES) since September 2013. Previously, Mr. Boyer spent five years with 24 Hour Fitness Worldwide, where he was Executive Vice President and Chief Financial Officer and then promoted to Chief Operating Officer. Earlier, Mr. Boyer held positions of increasing responsibility with The Michaels Companies, Inc. (Nasdaq:MIK), including Executive Vice President and Chief Financial Officer. He has also held executive positions with Sears Holdings Corporation (Nasdaq:SHLD) and Kmart Corporation.

Mr. Boyer began his career with PricewaterhouseCoopers, and received his Certified Public Accountant certification and a B.S. in Finance from the University of Illinois at Urbana-Champaign in 1980.

“It is a tremendous opportunity to join Pier 1 Imports at this pivotal time for the Company,” said Mr. Boyer. “I am excited to be part of a team that is clearly passionate about its brand, customers, company culture and potential for growth.”

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083